Exhibit 5.2

1271 Avenue of the Americas
New York, New York 10020-1401
Tel: +1.212.906.1200 Fax: +1.212.751.4864
www.lw.com

FIRM / AFFILIATE OFFICES

	Beijing	Moscow
	Boston	Munich
	Brussels	New York
	Century City	Orange County
	Chicago	Paris
	Dubai	Riyadh
October 7, 2021	Düsseldorf	San Diego
	Frankfurt	San Francisco
Realty Income Corporation	Hamburg	Seoul
11995 El Camino Real	Hong Kong	Shanghai
San Diego, California 92130	Houston	Silicon Valley
	London	Singapore
	Los Angeles	Tokyo
	Madrid	Washington, D.C.
Milan

Re: Registration Statement on Form S-4: Exchange Offer

Ladies and Gentlemen:

We have acted as counsel to Realty Income Corporation, a Maryland corporation (the “Company”), in connection with the Company’s offer to exchange (the “Exchange Offer”) certain of its debt securities for certain debt securities of VEREIT Operating Partnership LP, a Delaware limited partnership (“VEREIT”) and a subsidiary of VEREIT, Inc. (“VEREIT Parent”). The Exchange Offer shall consist of an offer to exchange (i) the Company’s 4.600% Notes due 2024 (the “New 2024 Notes”) for any and all of VEREIT’s outstanding 4.600% Notes due 2024 (the “2024 Notes”), (ii) the Company’s 4.625% Notes due 2025 (the “New 2025 Notes”) for any and all of VEREIT’s outstanding 4.625% Notes due 2025 (the “2025 Notes”), (iii) the Company’s 4.875% Notes due 2026 (the “New 2026 Notes”) for any and all of VEREIT’s outstanding 4.875% Notes due 2026 (the “2026 Notes”), (iv) the Company’s 3.950% Notes due 2027 (the “New 2027 Notes”) for any and all of VEREIT’s outstanding 3.950% Notes due 2027 (the “2027 Notes”), (v) the Company’s 3.400% Notes due 2028 (the “New 3.400% 2028 Notes”) for any and all of VEREIT’s outstanding 3.400% Notes due 2028 (the “3.400% 2028 Notes”), (vi) the Company’s 2.200% Notes due 2028 (the “New 2.200% 2028 Notes”) for any and all of VEREIT’s outstanding 2.200% Notes due 2028 (the “2.200% 2028 Notes”), (vii) the Company’s 3.100% Notes due 2029 (the “New 2029 Notes”) for any and all of VEREIT’s outstanding 3.100% Notes due 2029 (the “2029 Notes”) and (viii) the Company’s 2.850% Notes due 2032 (the “New 2032 Notes,” and, together with the New 2024 Notes, the New 2025 Notes, the New 2026 Notes, the New 2027 Notes, the New 3.400% 2028 Notes, the New 2.200% 2028 Notes, the New 2029 Notes, the “New Notes” ) for any and all of VEREIT’s outstanding 2.850% Notes due 2032 (the “2032 Notes,” and, together with the 2024 Notes, the 2025 Notes, the 2026 Notes, the 2027 Notes, the 3.400% 2028 Notes, the 2.200% 20208 Notes, the 2029 Notes and the 2032 Notes, the “Existing Target Notes”).

The Existing Target Notes were issued pursuant to the Indenture, dated as of February 6, 2014, by and among VEREIT, VEREIT Parent as a guarantor, and U.S. Bank National Association, as trustee, (i) as supplemented by the First Supplemental Indenture, dated as of February 9, 2015, in the case of the 2024 Notes, and (ii) related Officer’s Certificates, dated as of (A) June 2, 2016 in the case of the 2025 Notes, (B) August 11, 2017, in the case of the 2026 Notes, (C) October 16, 2018, in the case of the 2027 Notes, (D) December 4, 2019, in the case of the 2029 Notes, (E) June 29, 2020, in the case of the 3.400% 2028 Notes, and (F) November 17, 2020, in the case of the 2.200% 2028 Notes and the 2032 Notes (collectively, the “Existing Target Indenture”) . The New Notes are being issued pursuant to the Indenture, dated as of October 28, 1998, (collectively, the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), and pursuant to a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on October 1, 2021 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the New Notes

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or as to any matters of municipal law or the laws of any local agencies within any state. Various issues pertaining to the laws of the State of Maryland are addressed in the opinion of Venable LLP, separately provided to you. We express no opinion with respect to those matters, and to the extent elements of those opinions are necessary to the conclusions expressed herein, we have, with your consent, assumed such elements.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the New Notes have been duly executed, issued, and authenticated in accordance with the terms of the Indenture and delivered by or on behalf of the Company in accordance with the terms of the Indenture against the due tender and delivery to the Trustee of the Existing Target Notes in an aggregate principal amount equal to the aggregate principal amount of the New Notes, the New Notes will be legally valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinion is subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty; (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief; (c) the waiver of rights or defenses contained in the Indenture; (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; (e) any provision permitting, upon acceleration of the New Notes, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon; (f) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (g) waivers of broadly or vaguely stated rights, (h) covenants not to compete; (i) provisions for exclusivity, election or cumulation of rights or remedies; (j) provisions authorizing or validating conclusive or discretionary determinations; (k) grants of setoff rights; (l) proxies, powers and trusts; and (m) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property.

With your consent, we have assumed for purposes of this opinion that (i) the Company has been duly incorporated and is validly existing and in good standing as a corporation under the laws of the State of Maryland, and has the corporate power and authority to enter into and consummate the transactions contemplated by the Indenture and the New Notes (collectively, the “Documents”); (ii) the New Notes have been duly authorized for issuance by all necessary corporate action by the Company; (iii) the Documents have been duly authorized, executed and delivered by the parties thereto, including the Company; (iv) the Documents constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of the parties thereto (other than the Company) in accordance with their respective terms; and (v) the status of the Documents as legally valid and binding obligations of the parties is not affected by any (a) breaches of, or defaults under, agreements or instruments, (b) violations of statutes, rules, regulations or court or governmental orders, or (c) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities, provided that we make no such assumption to the extent we have specifically opined herein as to such matters with respect to the Company, the Documents or the transactions contemplated thereby.

We bring your attention to the fact that Latham & Watkins LLP attorneys rendering services in connection with the offering and their families own certain securities of the Company.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP